FORM  10-K



ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES AND EXCHANGE ACT OF 1934



For the fiscal year ended September 30, 1995

Commission file number 0-4328



FIRST MUTUAL, INC.

(formerly  MUTUAL ENTERPRISES, INC.)



DELAWARE                        04-2434444



120 Boylston Street, Boston, MA 02116



Registrants telephone number, including area code: (617) 426-4020



Securities registered pursuant to Section 12(g) of the Act



Common Stock $.10 par value



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.



YES ___            NO   X



On September 30, 1995 there were 910,209 shares of common stock of the Company issued including 63,951 shares in the treasury of the Company.



On September 30, 1995 there was no available market price for the common stock shares of the Company.

















PART  I



ITEM  1. BUSINESS



First Mutual, Inc. (Formerly Mutual Enterprises, Incorporated)
("Registrant" or "Company") was organized under Delaware Law in March, 1968 and conducts its business through its operating and wholly owned subsidiaries.



(a)  ABC MOBILE SYSTEMS, INC.



Through its wholly owned subsidiary ABC Mobile Systems, Inc., the Company operated as a franchiser of a wholesale mobile automobile brake business, offering complete automotive brake repair service and replacement parts sales to customers at the customer's place of business. However, because of competitive and economic reasons including among others the closures of repair facilities at a significant number of gas stations nationally and the significant increase in promotion speciality brake repair service alternatives of the motoring public, the company ceased selling new franchises in 1986. As of September 30, 1995, with the exception of 10 franchises operated by 2 non paying franchisees, no other franchises remain operational and the company is inactive.



(b)  COMMUNITY GROUP, INC.



The Community Group, Inc. ("Community Group"), a wholly-owned subsidiary, was organized under Massachusetts law in 1972, and provides habilitative and training services for mentally retarded adults through the operation of residential facilities located in Wakefield, Lynn, Melrose and Weymouth and an 8,000 square foot Training Center in Wakefield, Massachusetts. The Company seeks to develop within each client a sense of personal dignity, awareness of and respect for human rights, the ability to adjust in social situations with peers and others and to help each in attaining the highest possible degree of independence. The support services currently available within the program comprise psychological consultation and testing, counselling, speech therapy and tutoring. Medical services include on-call relationships with local physicians, neurologists, audiologists, ophthalmologists, psychiatrists and physical therapists.



The program of the Community Group meets the requirements of and has the approval of the following agencies: Mass. Department of Social Services, Mass. Department of Mental Retardation, Mass. Office for Children, Mass. Department of Special Education. Annual contracts with the approved agencies constituted 92% of the revenues in fiscal years 1995 and 1994 with the balance constituting revenues earned through contracts with outside vendors for work performed at Community Group's Training Center. Contracts are generally issued as clients are accepted by the Company and funding is made by the respective agency.



Facilities operated by Community Group must comply with the licensing requirements of the Department of Social Services and Mental Retardation and meet the requirements of municipal building codes, health codes and local fire codes. In granting and renewing a facility's license, a health agency considers, among other things, the physical buildings and equipment, the qualifications of the administrative, direct care and other support staff, the quality of care, training and service and the continuing compliance of such facility with the laws and regulations applicable to its operations.



In general, the terms of the contracts for Community Group, Inc. are to provide residential and employment training services for contracted clients. Contracts run for one year with four options or renewal years before they come up for competitive bidding. Revenues are received on a per day rate, payable bi-monthly.



New contracts covering 4 residences were re-bid and awarded to Community Group in fiscal year 1994. New Contracts for the 9 remaining residences were re-bid and awarded to Community Group in fiscal year 1994. The contract for the Training Center was rebid and awarded to Community Group in fiscal year 1995.



If Community Group did not receive a renewal of any one of its contracts, it would be difficult if not impossible for the company to survive, as its central office and administrative overhead requirements which are allocated prorata among all operations would not be able to be adequately reduced to absorb the shortfall in revenues and cash flow which a non-renewal would cause.



(c)  BWS INTERNATIONAL, LTD.



BWS Group, Inc. a wholly-owned subsidiary of the Company with no operations of its own, was organized under Massachusetts law February 22, 1983 to enter into the business of marketing goods and services in the luxury market of discriminating buyers and in particular as a holding company through its wholly owned subsidiaries, BWS International, Inc. ( a Delaware Corporation), BSDJ, Inc. ( Texas Corporation) and BSNJ, Inc. ( a New Jersey Corporation) to operate women's speciality clothing retail stores in Boston, MA, Dallas, TX, and Short Hills, NJ. Due to poor sales all stores were closed between 1988 and March 1991
 .The Dallas Corporation was dissolved in July, 1987 and the Boston and New Jersey Corporations remain inactive.



Registrant employed 91 persons on September 30, 1995, all of whom were employed by the Community Group, Inc.



WORKING CAPITAL:



The registrant has a working capital problem. Working capital shortfalls in the past have been funded principally through loans from an officer/shareholder.



REVENUES:



The Department of Mental Retardation in the Commonwealth of Massachusetts accounted for 92% of the revenue of the Health Care Service in 1995 and 1994. In 1993 it accounted for 93%. No other customer in any division accounts for more than 10% of the revenues.



COMPETITIVE CONDITION:

1. The Community Group, Inc.:

In accordance with governmental regulations, every five years, all health service contracts including those of Community Group are newly offered to all interested parties for competitive bidding. The Company must therefore compete in price, service, and quality on each of its contacts. Of Community Group's 8 residential and one training center programs, 4 contracts expired and were rebid in 1993, all of which have since been renewed and reorganized so that now 2 contracts cover these 4 residences, 4 contracts covering 9 residences expired and were rebid in 1994. The training center contract was rebid and awarded to Community Group in fiscal year 1995. Although since its inception in 1972, Community Group has without interruption or exception been granted consecutive contracts, the loss of any one contract would materially, negatively effect the existence and viability of the company making it difficult if not impossible to survive, as all central office overhead and costs are allocated among all its programs pro-rata and would not be able to be adequately reduced.



2. ABC Mobile Brake:



ABC Mobile Brake no longer sells franchises or is actively operational.



ITEM 2. PROPERTIES



The Company subleases executive offices of approximately 1,500 square feet at 120 Boylston Street, Boston, MA 02116 at a monthly rental of $2,125 including electric. The office is subleased by Community Group with no guaranty by the registrant.



In addition, a subsidiary of the Registrant, (Community Group), leases a residence at 40 Avon Street, Wakefield, MA 01880 as a tenant at will at the rental of $2,000 per month. The residence was purchased for use by Community Group, Inc. in 1978 by David
B. Slater, the chairman of the Registrant and his wife at a time when Community Group was evicted from other residential facilities because of actions by its mentally retarded residents, and was experiencing difficulty in securing other suitable facilities. The rental being paid by Community Group is believed to be its fair market value and is comparable to the rental being paid by Community Group for other leased residences of lesser market value. The lease contains provision for payment by the subsidiary of real estate taxes and insurance.



ITEM 3. LEGAL PROCEEDINGS



As of the date of this report the Company is aware of the following legal proceedings:



A suit against ABC Mobile Systems in the Superior Court of the State of California filed November 22, 1985, wherein the said corporation is being sued as one of approximately 20 defendants in an action by Edna Smith, et al., on behalf of the surviving members of the family of Francis L. Smith for wrongful death, strict liability, negligence, fraud and conspiracy alleging the plaintiff died due to a fatal exposure to asbestos, part of which exposure was sustained while an employee of an automobile service station which installed asbestos brake linings on customers' cars, which linings were sold by ABC Mobile Systems to its franchisee who on at least one occasion resold same to the service station. The plaintiff seeks a sum in excess of $15,000, legal costs and damages. The Company is unable to express an opinion as to the outcome of this case but is not a party to the suit.



ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS



NONE



PART II



ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED
SECURITY HOLDER MATTERS.



(a)  Market Information

On September 30, 1995 there was no available market price for shares of the common stock.



(b) No cash dividends have been declared by the Company during 1995 and 1994 fiscal years. The approximate number of holders of common stock on September 30, 1995 was 670.























































ITEM 6. SELECTED FINANCIAL DATA

Set forth in exhibit 1 are selected consolidated financial data derived from the income statements of the Company for the periods ended September 30, 1995, 1994, 1993, 1992, and 1991 derived from the balance sheets for the Company for the same periods. The selected consolidated financial data should be read in conjunction with the financial statements included and are qualified by reference to such financial statements and related notes.



Comparability:



An item that may materially effect the comparability of the information reflected below is the closing of BWS International, LTD (Boston, MA), in March of 1991.





EXHIBIT 1




1995           1994           1993           1992            1991

Operating Data

Revenues                                         $2,869,838
$3,116,933 $2,976,471 $2,860,133 $3,057,343

Operating Income or (Loss)                  160,658      (90,950)
  185,615      129,456    (178,464)

Other Income (Expense)                        (80,288)
285,463    (101,014)  (124,298)   (214,752)

Income (Loss) Before

  Extraordinary Item                                80,370
194,513       84,601        5,158     (393,216)

Income (Loss) Per Share

  Before Extraordinary Item                           .09
 0.23             .10           .006            (.46)

Net Income or (Loss)                                 80,370
194,513       84,601       5,158      (393,216)

Income (Loss) Per Share                               .09
 0.23             .10            .01             (.46)





Balance Sheet Data

Cash and Temporary Investments          $49,419     $73,908
$(30,297)   $118,761    $112,704

Accounts Receivable Net of

  Allowance for Doubtful Accounts        125,099     131,189
232,322       64,218        57,893

Current Assets                                      190,701
205,097      213,221     221,141      188,897

Current Liabilities                                 791,326
709,284      811,921  1,283,533    1,259,516

Working Capital                                  (600,625)
(504,187)   (598,700)(1,062,392) (1,070,529)

Total Assets                                        190,701
222,305     236,007      295,291      330,585

Long Term Obligations                          646,398
565,801     594,522     618,265      636,046














ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS.



In fiscal year ended September 30, 1995 consolidated revenues were $2,869,838 resulting in income from operations of $160,658 and net income of $80,370 .



Community Group, Inc. for fiscal 1995 had operating income of $259,107 before interest expense of $122,051 resulting in net income of $137,056. During fiscal year 1995 Community Group continued implementing a new type of program called supported living for some of its clients. Under the concept of supported living, clients lead a more independent, less supervised lifestyle. The introduction of this type of program during fiscal 1994 caused Community Group to incur one time start up costs which contributed to a decrease in net income from fiscal 1993 and 1994.



During fiscal 1995, Community Group received funding from the Commonwealth of Massachusetts that along with income from outside workshop contracts, enabled Community Group to meet its obligations.



During fiscal 1994 the Company had other income of $291,491 resulting from a final settlement with its franchisers and apparel vendors regarding litigation initiated by First Mutual regarding unfair practices.



Other income of $163,000 was also reported during fiscal 1994 from two limited partnerships which since ceased operation this income was a noncash forgiveness of debt.



Cash flows in fiscal 1995 were relatively stable but in prior years the company experienced an extremely large cash shortage.
That shortage has been met by:



(1) Cash advances to the company and/or its subsidiaries due on demand but presently being amortized on a ten year basis, by David B. Slater, Chairman of the Company, and his wife Barbara
W. Slater and,



(2) Restructured bank financing totalling $680,000, payable in 10 years with monthly installments based on a twenty year amortization schedule. David and Barbara Slater personally have guaranteed $227,000 of this loan.



In return for David and Barbara Slater's personal guarantee of $227,000 of the Company's bank loan and their cash advances to the Company, the Company has granted each of them a 10 year option on 450,000 shares of its authorized but not issued shares, at $.10 per share. In addition, in return for forgiving $243,743 of debt due from BSDJ, Inc. and BSNJ, Inc. the Company has granted David and Barbara Slater each a ten year option on 304, 679 shares of its authorized, but not issued shares at $.10 per share. If all these options are ever exercised for all 1,509,358 shares represented thereby, the total shares owned by David Slater and his family will increase from the current 455,450 shares representing 53.8% of the currently outstanding shares of the Company to a total of 1,964,808 shares representing 83.4% of what would then be the outstanding shares of the Company. In view of the above debt repayment requirements the Registrant will generate no surplus cash and/or liquidity



In the future, management seeks to cut costs in Community Group, Inc., expand into new similar programs and negotiate future increases in rates under state contracts.



ABC Mobile Brake has essentially ceased operations.



BWS Group, Inc. has discontinued all retail operations permanently.



First Mutual, Inc. continues to seek business opportunities it can participate in without capital requirement, utilizing its franchising, management and health services expertise.



CASH FLOWS:



To cover cash flow needs in past years the Company was able to borrow adequate funds from officers and stockholders.



In the past, cash flow for Community Group has always been negative from May through July of any fiscal year. The Commonwealth of Massachusetts funds programs by providing most funds in the first ten months of each fiscal year. Thus, for two months, limited cash funding is received. As of September 30, 1995, the balance owed by the registrant to David and Barbara Slater totalled $254,902. David and Barbara have also guaranteed $227,000 of an additional $680,000 bank loan to Community Group.



There are no unused sources of liquidity. Loans from officers and stockholders are demand notes with interest at 2% higher than bank debt.



ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



See Financial Statements immediately after the Signature Page.



ITEM 9. DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE



NONE.





















PART III



ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT



The terms of the directors are for the ensuing year and/or until successors have been elected and qualified.



DAVID B. SLATER, age 61. Director since 1968. Chairman of the
Board, President and Chief Executive Officer of the Registrant;
Executive Director of The Community Group, Inc.



DIANE M. FLEMING, age 35. Director since December 1987 and
Corporate  Secretary of the Registrant since September 1987.
Assistant to the Executive Director of  The Community Group, Inc.



ITEM 11. MANAGEMENT REMUNERATION AND TRANSACTIONS



(See exhibit 2)



EXHIBIT 2



(A)

Name of                 Capacities in           Salaries &
Forms of          Insurance       Aggregate

Individual &            which                    Directors Fees
Remuneration  Benefits         Contingent

Identity of Group    Renumeration
                                          Forms of

                              was Received
                                               Remuneration



DAVID B.             President, Chief        $120,750
                $7,188

SLATER                Exec. Officer,

                              Chairman of the

                              Board





All Officers &                                         $170,365
                           $7,188

Directors as a

Group









* The Company maintains medical insurance for all employees. An additional benefit applicable to Mr. Slater included herein is Key man life insurance costing $7,188 in fiscal 1995.



Registrant provides a 401K retirement plan for all employees.





ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT.



(See exhibit 3)



EXHIBIT 3


                Amount &

      Title                                 Name &
        Nature of                      Percent

        of                               Address of
         Beneficial                         of

      Class                        Beneficial Owner
   Ownership                      Class

 -------------------    ---------------------------------
----------------             ----------------



 Common Stock             David B. Slater*
334,200                      39.5%

                                    410 South Street

                                    Needham, MA   02192



                                     Barbara W. Slater
         121,250                      14.3%

                                    410 South Street

                                     Needham, MA   02192






                    owned                         owned


              ----------------               ---------------

                                    Officers and Directors
       455,450                      53.8%

                                    as a Group (2 persons)





There are no arrangements known to Registrant, including any pledge by any person of securities of the Registrant or any of its subsidiaries, the operation of which may at a subsequent date result in a change in control of the Registrant.



* Does not include 121,250 shares of Common Stock owned by Barbara W. Slater and children to which Mr. Slater disclaims any beneficial ownership. On December 24, 1987 the Company granted to David B. Slater and Barbara W. Slater a ten year warrant to purchase 450,000 shares each of the Company's capital stock at $.10 per share in consideration for their personal guarantee of the last one third of the Company's $680,000 loan from the Bank of Newport. In 1990 the Company granted to David B. Slater and Barbara W. Slater a ten year warrant to purchase 304,679 shares each of the Company's capital stock at $.10 per share in consideration for their forgiving $243,743 in loans they made to BSDJ, Inc. and BSNJ, Inc.













ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



The following building which has been leased to a subsidiary of the Registrant is owned by David B. Slater and his wife:



40 Avon Street, Wakefield, MA



The Registrant is of the opinion that the month to month rental arrangement of $2,000 is fair and on terms comparable to that obtained in the area for similar type facilities. Leasee also pays all Real Estate taxes, insurance and maintenance costs.



PART IV



ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
FORM 8-K



1. The following documents are filed as part of this 10-K report:



Balance Sheets - September 30, 1995 and 1994

Statements of Income and Accumulated Deficit - years ended
September 30, 1995, 1994 and 1993

Statements of Cash Flows years ended September 30, 1995 and 1994

Notes to financial Statements -

All other schedules are omitted as the required information is inapplicable or the required information is included in the financial statements or related notes.



2. No reports were filed on Form 8-K during the fiscal year ended September 30, 1995.



3.    Exhibits.



(a)    Copies of leases have been filed with the Company's
Report on Form 10K for the prior fiscal year and pursuant to Rule 12b-32 are hereby incorporated by reference.



(b)     The Registrant's wholly owned subsidiaries as follows:



ABC Mobile Systems (a California Corporation, dba ABC Mobile
Brake);

The Community Group, Inc. (a Massachusetts Corporation, dba
Community Group);

BWS International, Ltd. ( a Massachusetts Corporation, dba Saint
Laurent Rive Gauche);

Sizzleboard International, Inc. (a Massachusetts Corporation, inactive since 1975);

BSNJ, Inc. (a New Jersey Corporation, dba Saint Laurent Rive
Gauche).













Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



FIRST MUTUAL, INC.

(Formerly Mutual Enterprises, Incorporated)

David B. Slater

Chairman and President



Pursuant to the requirement of the Securities Exchange Act of 1934 this report has been signed by he following persons on behalf of the Registrant and in the capacities and on the dates indicated:




                   DATE:









David B. Slater
 February 29, 1996

Director and

Principal  Executive Officer







Diane M. Fleming
February 29, 1996

Clerk and Director







































December 31, 1995





To the Board of Directors

First Mutual, Inc.

Boston, Massachusetts



We have audited the accompanying balance sheet of First Mutual, Inc. as of September 30, 1995 and 1994 and the related statements of income, accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the organization's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audit in accordnace with general accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Mutual, Inc. as of September 30, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.







Parsons & Company



Andover, Massachusetts































First Mutual, Inc.

Balance Sheet

As of September 30, 1995 and 1994







ASSETS


 September                 September


  30, 1995                     30, 1994



Current Assets:

Cash
   $49,419                       $73,908

Accounts receivable
125,099                       131,189

Prepaid expenses
16,183                         17,208



Total Current Assets
190,701                      222,305



Property and Equipment:

Furnitures, fixtures & equipment                          76,846
                      76,846

Leasehold improvements
31,660                        31,660



Total Property and Equipment                            108,506
                   108,506



Less accumulated depreciation                          (108,506)
                 (108,506)



Net Property and Equipment
0                                0



Total Assets
 190,701                    $222,305















The accompanying notes are an integral part of these financial statements

















First Mutual, Inc

Balance Sheet

As of September 30, 1995 and 1994






LIABILITIES AND STOCKHOLDER EQUITY


       September                 September


       30, 1995                    30, 1994



Liabilities:

Current portion of long-term debt
$27,000                   $30,000

Demand loans from officer, (note 5)
150,000                   150,000

Accounts payable & accrued expenses                     614,326
                529,284



Total current liabilities
     791,326                   709,284



Demand loans from officer, (note 5)
104,902                    274,613

Long-term debt net of current portion
541,496                    565,801



Total liabilities
      1,437,724                 1,549,698



Net Capital Deficiency:

Common stock, $.10 par value per share
91,021                     91,021

authorized 2,000,000 shares issued

910,209, outstanding 846,258



Additional paid-in capital
3,644,837                 3,644,837

Accumulated deficit
(4,946,427)              (5,026,797)

Treasury stock, 63,951 shares

of common stock at cost
(36,454)                   (36,454)



Total net capital deficiency
(1,247,023)             (1,327,393)



Total liabilities and stockholders' equity
190,701                  222,305













The accompanying notes are an integral part of these financial statements






First Mutual, Inc

Statement of Income

For the years ending September 30, 1995, 1994, and 1993








    September      September      September


     30, 1995        30, 1994          30, 1993



Revenue:

Health care services
$2,869,838      $3,116,933     $2,976,471



Total revenue
2,869,838         3,116,933       2,976,471



Costs and expenses:

Cost of health care services                           1,610,731
      2,912,589       2,657,174

General and administrative
98,449           295,294          133,682



Total costs & expenses                                 2,709,180
       3,207,883       2,790,856



Income from operations                                   160,658
         (90,950)         185,615



Other Income (Expenses):

Investment income
    0             163,000                    0

Litigation income
      0             291,941                    0

Excise tax
          0             (41,855)                   0

Interest expense
(80,288)         (127,623)        (101,014)



Total other income (expense)                            (80,288)
        285,463         (101,014)



Net income
 80,370            194,513           84,601



Income per share (notes 1&6)

Income before extraordinary item
$.09                 $.23              $.10



Weighted average number of common share

outstanding (common stock equivalents are

anti-dilutive in both profit and loss years)
846,258          846,258         846,258









The accompanying notes are an integral part of these financial statements


First Mutual, Inc

Statement of Cash Flows

For the years ending September 30, 1995 and 1994










              September           September


               30, 1995             30, 1994



CASH FLOWS FROM OPERATIONS

Net income
       $80,370               $194,513

Items not affecting cash:

Depreciation
                  0                    6,602

(Increase) in accounts receivable
  6,090                101,133

(Increase) decrease in prepaid and

  other assets
             1,025                 10,172

Increase (decrease) in accrued payroll

  and payroll taxes
        85,042               (112,637)

Net cash flows from operations
172,527                199,783



CASH FLOWS FROM INVESTMENTS:

Additions to other assets
             0                          0



CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on debt
  (197,016)               (95,578)

  activities



Net change in cash
    (24,489)               104,205



Cash, beginning of year
   73,908                 (30,297)



Cash, end of year
    $49,419                 $73,908



Cash paid during the year:

Interest
            80,288                  127,623









The accompanying notes are an integral part of these financial statements






First Mutual, Inc.

Statement of Accumulated Deficit

For the years ending September 30, 1995 and 1994








           September            September


           30, 1995                30, 1994



Accumulated Deficit Beginning of Year
$(5,026,797)          $(5,221,310)



Net Income
       80,370                 194,513



Accumulated Deficit End of Year
$(4,946,427)          $(5,026,797)





























































First Mutual, Inc.

Notes to Financial Statements

September 30, 1995





NATURE OF BUSINESS AND STATUS OF OPERATIONS



First Mutual, Inc. formerly Mutual Enterprises Incorporated
(Mutual), currently has only one operating subsidiary, Community
Group, Inc., which was organized in Massachusetts in 1972 and provides rehabilitation and residential services for mentally retarded adults. The company operates residence facilities and a sheltered training center.



Substantially all of the Company's revenues arise from contractual services provided to Massachusetts Departments of Mental Retardation, and Mental Health, and negotiated with the Department of Mental Retardation.



Losses in past years, due primarily to insufficient occupancy levels, had contributed to a condition where current liabilities substantially exceed current assets. The deficiency has been funded by personal advances and bank loans partially personally guaranteed by David B. Slater. These advances originally amounted to $928,000 and currently $245,902 at September 30, 1995. Also see notes 4 and 5.



NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



The consolidated financial statements include the accounts of First Mutual, Inc. and its wholly-owned subsidiaries (the
Company) which consist of the following companies:



The Community Group, Inc.

ABC Mobile Systems

BWS International, Ltd. (terminated operations March 1991)

BWS Group, Inc. (inactive)

BSNJ, Inc. (terminated operations in 1989)

Sizzleboard International, Inc. (inactive)



DEPRECIATION



Property, plant and equipment are depreciated on the straight line basis over their estimated useful lives. Leasehold improvements are amortized on the straight line basis over the terms of their respective lives.



INCOME TAXES



The company and its subsidiaries file a consolidated Federal income tax return. The benefits attributable to investment tax credits and net operating losses can be applied to future years.
No provision is made for current year income taxes due to use of the net operating loss. Net operating losses attributable to future years is $1,300,000 and expire through 2005. Available tax credits approximate $9,344 and expire through 1999.



EARNINGS PER SHARE



Earnings per share of common stock is computed on the base of weighted average number of shares of common stock and common stock equivalents. For purpose of computing weighted average common stock and common stock equivalents outstanding, the warrants discussed in note 8 are not included because the effects would have been antidilutive.



NOTE 2  OPERATING LEASES



The company leases facilities and vehicles under operating leases. Future minimum lease payments under operating leases for the three year period subsequent to September 30, 1995 are as follows:




9/30/96   $68,066


9/30/97   $42,000



NOTE 3  RELATED PARTY TRANSACTIONS



The company leases a facility for its health service division from David Slater under a month to month lease.



Advances from officer represent advances made by David Slater and bear interest at a rate 2% higher than bank debt, which is guaranteed personally by Mr. Slater.



NOTE 4  PRIOR PERIOD ADJUSTMENT



Deferred revenue recorded in prior period was recognized in the current period and should not have been deferred in accordance with Generally Accepted Accounting Principals.



NOTE 7  DEBT



Long-term debt consist of the following:



$680,000, Prime + 2, payable in 240 installments of principal and interest through December 1997 secured by all business assets and guaranteed by David Slater.



                                                           For
the years ended September 30,

                                                            1995
           1994                1993



                                                       $ 567,496
   $ 595,801          $614,522





Long-term debt maturing in the next five years is as follows:



                    September 30, 1996      $ 27,000

                    September 30, 1997      $541,496





NOTE 8 COMMON STOCK WARRANTS



The Company has granted 1,509,358 warrants, with seven years remaining in their lives, to purchase shares of the Company's common stock. These warrants were issued to Mr. & Mrs. David
Slater for their assistance and personal guarantees in obtaining financing for the Company and foregoing interest on advances they made to the Company.



If Mr. & Mrs. slater were to exercise all of the applicable warrants, their ownership of the Company would increase to 83.4% of the Company.








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